Exhibit (d)(7)

AFFIRMATION OF LIMITED GUARANTEE

This Affirmation of Limited Guarantee (this “Affirmation”), dated as of April 11, 2021, is made by American Industrial Partners Capital Fund VII, L.P., a Delaware limited partnership (the “Guarantor”) for the benefit of SEACOR Holdings Inc., a Delaware corporation (the “Guaranteed Party”).

WHEREAS, the Guarantor and the Guaranteed Party are party to that certain Limited Guarantee, dated as of December 4, 2020 (the “Limited Guarantee”), pursuant to which the Guarantor guarantees certain obligations of Safari Parent, Inc., a Delaware corporation (“Parent”), under the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) among Parent, Safari Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and the Guaranteed Party;

WHEREAS, Parent, Merger Sub and the Guaranteed Party entered into the First Amendment to the Agreement and Plan of Merger on the date hereof (the “Amendment”), pursuant to which the End Date (as defined in the Merger Agreement) was amended to be April 16, 2021 and Merger Sub agreed to pay an extension fee to the Guaranteed Party;

WHEREAS, to induce the Guaranteed Party to enter into the Amendment, the Guarantor has agreed to enter into this Affirmation.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. The Limited Guarantee shall remain in full force and effect after giving effect to the execution and delivery of the Amendment; provided, that the Limited Guarantee shall be considered amended to the extent necessary to provide that Parent’s obligation to pay the extension fee pursuant to the Amendment shall be considered a “Guaranteed Obligation” under the Limited Guarantee.

2. The provisions of Sections 5 (No Assignment), 6 (Notices), 9 (Governing Law; Jurisdiction), 10 (Waiver of Jury Trial), 11 (Counterparts), 12 (Third Party Beneficiaries), 13 (Confidentiality) and 14 (Miscellaneous) of the Limited Guarantee are incorporated herein by reference and shall apply to the terms and provisions of this Affirmation mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Affirmation to be duly executed as of the date first set forth above.

AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND VII, L.P.

By: AIPCF VII, LLC, its general partner

By:	/s/ Stanley Edme
Name:	Stanley Edme
Title: Managing Member

AGREED AND ACCEPTED: SEACOR HOLDINGS INC.

By:	/s/ Eric Fabrikant
Name:	Eric Fabrikant
Title: Chief Operating Officer